Exhibit 4.1

CERTIFICATE OF DESIGNATION

ESTABLISHING THE DESIGNATION, POWERS, PREFERENCES,

LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS OF

SERIES A Convertible PREFERRED STOCK OF

Maple Mountain Pumpkins and AGRICULTURE, Inc.

(A corporation under the laws of the State of Nevada)

The undersigned, being the duly authorized and acting President of Maple Mountain Pumpkins and Agriculture, Inc. (the “Corporation”) does hereby certify that:

The Board of Directors of the Corporation has duly adopted resolutions providing for the issuance of a series of Preferred Stock in accordance with the provisions of NRS 78.195.  The resolutions adopted by the Board of Directors of the Corporation are as follows:

RESOLVED, that the Board of Directors of the Corporation, pursuant to the authority conferred upon it by the Articles of Incorporation, as amended, does hereby create and provide for the issue of a series of the Preferred Stock, par value $0.001 per share, of the Corporation and does hereby fix and herein state the designation preferences and relative and other special rights of such series, the qualifications, limitations and restrictions thereof, as follows:

1.

Designation and Initial Number.  The class of shares of preferred stock hereby classified shall be designated the “Series A Convertible Preferred Stock” (the “Series A Stock”).  The initial number of authorized shares of the Series A Stock shall be 4,209,517.

2.

Liquidation Rights.  In the event of the Corporation’s involuntary liquidation, dissolution or winding up, the holders of shares of Series A Stock will be entitled to receive out of assets of the Corporation available for distribution to the shareholders, before any distribution of assets is made to holders of common stock or other stock ranking junior to the Series A Stock, liquidating distributions in the amount of $1.00 per share plus accrued and unpaid dividends.  If upon any voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the Series A Stock and any other shares of the Corporation’s stock ranking as to any such distribution on a parity with the Series A Stock are not paid in full, the holders of the Series A Stock and of such other shares will share ratably in any such distribution of the Corporation’s assets in proportion to the full respective preferential amounts to which they are entitled.  After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series A Stock will be entitled to share in any further liquidation on a pro-rata basis with any other preferred stock or common stock.  Such liquidation rights are not triggered by (i) any consolidation or merger of the Corporation with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of another corporation or creation of a partnership, (iii) a sale or other disposition of all or substantially all of the Corporation’s assets to another corporation or partnership, or (iv) an exchange of equity securities of the Corporation with any other corporation, provided that in each case, as applicable, effective provision is made in the certificate of incorporation of the resulting and surviving corporation or the articles of partnership, or otherwise, for the protection of the rights of the holders of Series A Stock.

3.

Conversion Right.  Each share of the Series A Stock may be converted into one share of the Corporation’s common stock at any time at the holder’s discretion (the “Conversion Rate”). Fractional shares issuable upon such conversion will be rounded up to the nearest full share.

(a)

Mechanics of Conversion.  A holder of Series A Stock may convert shares by surrendering to the Corporation each certificate covering shares to be converted together with a statement of the name or names in which the shares of common stock shall be registered upon issuance (the date of such surrender, being the “Conversion Date”). Every such notice of election to convert will constitute a contract between the holder giving such notice and the Corporation, whereby such holder will be deemed to subscribe for the shares of common stock he will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender the shares of Series A Stock to be converted and to release the Corporation from all further obligation thereon and whereby the Corporation will be deemed to accept the surrender of such shares of Series A Stock in full payment of the shares of common stock so subscribed for and to be issued upon such conversion.  As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the converting holder of the Series A Stock a certificate representing the number of shares of common stock into which the Series A Stock was converted together with dividends, if any, payable on the Series A Stock so converted as have accrued and are payable to holders of record of Series A Stock on the record date immediately preceding the Conversion Date.  If a holder of Series A Stock elects to convert only a portion of his Series A Stock, upon such conversion the Corporation shall also deliver to the holder of the Series A Stock a new Series A Stock certificate representing the unconverted Series A Stock.

(b)

Corporate Transaction.  In the event of the Corporation’s consolidation with or merger into another corporation, or sale of all or substantially all of the Corporation’s properties and assets to any other corporation, or in case of the Corporation’s reorganization or exchange of equity securities with another corporation, each share of Series A Stock will become convertible only into the number of shares of stock or other securities, assets or cash to which a holder of the number of shares of the Corporation’s common stock issuable (at the time of such consolidation, merger or reorganization) upon conversion of such share of Series A Stock would have been entitled upon such consolidation, merger, sale, reorganization or exchange.

(c)

Adjustment of Conversion Rate.  The Conversion Rate of the Series A Stock shall be subject to adjustment from time to time as follows:

i.

If the number of shares of the Corporation’s common stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of common stock or by a subdivision or split-up of shares of common stock, then, on the date such payment is made or such change is effective, the Conversion Rate shall be appropriately increased so that the number of shares of common stock issuable on conversion of the Series A Stock shall be increased in proportion to such increase of issued and outstanding shares of common stock.

ii.

If the number of shares of the Corporation’s common stock issued and outstanding at any time after the date hereof is decreased by a combination of the issued and outstanding shares of common stock, then, on the effective date of such combination, the Conversion Rate shall be appropriately decreased so that the number of shares of common stock issuable on conversion of the Series A Stock shall be decreased in proportion to such decrease in issued and outstanding shares of common stock.

iii.

In case the Corporation shall declare a cash dividend upon its common stock payable otherwise than out of retained earnings or shall distribute to holders of its common stock shares of its capital stock (other than common stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for common stock or other securities of the Corporation convertible into or exchangeable for common stock), then, in such case, the holders of shares of Series A Stock shall, concurrent with the distribution to holders of common stock, receive a like distribution based upon the number of shares of common stock into which such Series A Stock is then convertible.

(d)

Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of a Conversion Rate pursuant to this paragraph 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon written request at any time of any holder of Series A Stock, furnish or cause to be furnished to such holder a like certificate setting forth:  (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect for the Series A Stock held, and (iii) the number of shares of common stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Stock.

(e)

Notices.  Any notice required by the provisions of this paragraph 3 to be given to the holder of shares of the Series A Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his latest address appearing on the books of the Corporation.

4.

Dividends.  Holders of shares of Series A Stock will be entitled to receive, when and as declared by the Corporation’s Board of Directors out of the Corporation’s assets legally available for payment, dividends at the semi-annual rate of $0.05 per share, payable in arrears on June 30 and December 31 of each year beginning June 30, 2009.  Dividends will accrue from the date of the original issuance. Dividends on the Series A Stock will accumulate to the extent they are not paid on the dividend payment date for the period for which they accrued whether or not the Corporation has earnings and whether or not such dividends are specifically declared.  Dividends on the Series A Stock will be cumulative from the date issued and will be paid only in cash.

No dividends will be declared, paid or set apart for payment on common stock, or the preferred stock of any series ranking, as to dividends, junior to the Series A Stock, for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for payment) on the Series A Stock for all dividend payment periods terminating on or prior to the date of payment of such dividends.  When dividends are not paid in full upon the Series A Stock or any other preferred stock ranking on a parity as to dividends with the Series A Stock, all dividends declared upon shares of Series A Stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that in all cases the amount of dividends declared per share on the Series A Stock and such other preferred stock shall bear to each other the same ratio that accumulated dividends per share on the shares of Series A Stock and such other preferred stock bear to each other.

5.

Redemption.  At the option of the Corporation and if not earlier converted, shares of Series A Stock may be redeemed, in whole or in part, for $1.00 per share (the “Redemption Price”) at any time and from time to time after the date of issuance of the shares of Series A Stock to be redeemed, upon the terms and conditions as follows:

If less than all of the shares of Series A Stock are to be redeemed, and if there is more than one Series A Stock holder, the shares of Series A Stock will be redeemed on a pro rata basis.  Notice to the holders of shares of Series A Stock to be redeemed shall be given by mailing to such holders a notice of such redemption, first class, postage prepaid, not later than 10 days prior to the date fixed for redemption (the “Redemption Date”), at their last addresses as they shall appear upon the books of the Corporation.  Any notice which is mailed herein shall be conclusively presumed to have been duly given, whether or not the stockholder receives such notice; and failure duly to give such notice by mail, or any defect in such notice, to the holders of the Series A Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Stock.

The notice of redemption to each stockholder whose shares of Series A Stock are to be redeemed shall specify the number of shares of Series A Stock of such stockholder to be redeemed, the date fixed for redemption and the Redemption Price at which shares of Series A Stock are to be redeemed, shall specify where payment of the Redemption Price is to be made upon surrender of such shares, shall state that accrued dividends to the date fixed for redemption will be paid as specified in said notice, that from and after said date dividends thereon will cease to accrue, and that conversion rights of such shares shall cease and terminate at the close of business on the date fixed for redemption.  Holders of Series A Stock may exercise their conversion rights up to and including the Redemption Date.

6.

Voting Rights.  The holders of the Series A Stock are not entitled to vote their shares of Series A Stock, except as set forth below and as provided by law.  On matters subject to a vote by holders of the Series A Stock, the holders are entitled to one vote per share.

Without the consent of the holders of Series A Stock, the Corporation may issue other series of preferred stock which are junior to the Series A Stock as to dividends and liquidation rights.  Without the approval of the holders of at least a majority of the number of shares of Series A Stock then outstanding, voting or consenting separately as a class, the Corporation may not issue preferred stock which is pari passu with or senior to the Series A Stock as to dividends or liquidation rights, or amend, alter or repeal any of the voting rights, designations, preferences or other rights of the holders of the Series A Stock so as adversely to affect such voting rights, designations, preferences or other rights.

7.

Reservation of Shares.  The Corporation shall, so long as any of the Series A Stock is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued common stock, solely for the purpose of effecting the conversions of the Series A Stock, such number of shares of common stock as shall from time to time be sufficient to effect the conversion of all of the Series A Stock.

8.

No Implied Limitations.  Except as otherwise provided by express provisions of this Designation, nothing herein shall limit, by influence or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any shares of preferred stock and to fix or alter any terms thereof to the full extent provided in the Articles of Incorporation of the Corporation.

9.

General Provisions.  In addition to the above provisions with respect to the Series A Stock, such Series A Stock shall be subject to and be entitled to the benefits of, the provisions set forth in the Corporation’s Articles of Incorporation with respect to preferred stock generally.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of Maple Mountain Pumpkins and Agriculture, Inc. this 20th day of March 2009.

/s/ Ken Edwards

Ken Edwards, President

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